UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2016

Sealand Natural Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55172	45-2416474
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1722 South Coast Hwy. Oceanside, CA 92054

(Address of Principal Executive Offices) (Zip Code)

800 688 0501

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On August 29, 2016 and September 30, 2016, Sealand Natural Resources, Inc. (the “Company”) completed the sale of $350,000 of face value of Convertible Promissory Notes (the “Notes”) to two accredited investors due 3 years from each date thereof (the “Maturity Date”) . These notes bear interest at the rate of 8% per annum with a late payment interest rate of 13% per annum. The notes are convertible into an aggregate of 350,000 shares of the Company’s $0.001 par value common shares (the “Share(s)”) at the option of the shareholders thereof at the lesser of $1.00 per share or 90% of the purchase price of any offering or issuance of common shares by the Company prior to the Maturity Date. Note subscribers also received a ten-year warrant to purchase one Share for each dollar amount of Notes subscribed for by such subscriber for $1.50 per Share for an aggregate of 350,000 Shares.

The Notes require the Company to become current in its filings with the SEC on or before January 31, 2017 unless such date is extended by agreement of the holders of the Notes.

The principal and interest of the Notes is personally guaranteed by A. Stone Douglass, the Company’s new CEO.

The Company paid no commissions or other form of remuneration to any person in connection with the purchase of the notes by the noteholders. Of the $350,000.00 of the proceeds of the sale of the notes $90,000 was paid to a third party to repay a loan from such third party. The remaining $260,000 of the funds received from the sale of the notes has been and will continue to be used by the Company as working capital, which management believes will be sufficient to provide adequate working capital until March, 2017.

In addition on October 28, 2016, the Company paid off an existing note in the amount of $136,000 through the issuance of a new note in the same dollar amount. This new note mirrors the terms of the Notes described above.

Item 9.01 Financial Statements and Exhibits

Exhibit 1. Form of Convertible Note Purchase Agreement

Exhibit 2. Form of Convertible Note

Exhibit 3. Form of Common Stock Purchase Warrant

Exhibit 4. Form of Guaranty

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Sealand Natural Resources, Inc.

By	/s/ Stone Douglass
Name:	Stone Douglass
Title:	Chief Executive Officer

Date: December 15, 2016